GULFMARK OFFSHORE

Moderator: Bruce Streeter
February 25, 2008
8:00 a.m. CT

Operator:
Good morning and thank you for holding.  My name is (Sherry) and I will be your conference operator today.  At this time, I would like to welcome everyone to the fourth quarter earnings conference call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks there will be a question-and-answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question press the pound key.

At this time, I’ll turn the call over to Mr. David Butters, you may begin your conference, sir.

David Butters:	Thank you, (Sherry). And good morning everyone and welcome to GulfMark Offshore’s fourth quarter and year end 2007 earnings conference call.

GulfMark ended 2007 with a robust performance that set a number of financial records that Ed Guthrie will tell you about shortly.

What I would simply like to say this morning is congratulations.  Congratulations to Bruce Streeter and his management team and whether they be in Houston or Aberdeen or work out of Singapore, Norway or Brazil.  This management group has really done a marvelous job putting together over the last several years, actually, a group of marine oil service assets that we believe is really unmatched in our industry.  And, as the fourth quarter report suggests that these assets are beginning to reflect their earnings power that management promised when they (added) their construction several years ago.

What is even more exciting is that we have a lot of new high spec vessels being delivered over the next year.  And their delivery and the continuation of the strong deep water drilling environment that we are experiencing today should bring GulfMark’s earnings visibility to a whole new level in the years to come.

I know the members of the board join me in congratulating Bruce and all of the management team for their outstanding efforts in 2007.  With that, I would like to introduce Ed Guthrie, our Chief Financial Officer, who will go through the numbers with us.  And then Bruce, as usual, will cover the market and our outlook.  And following Bruce, we will open the call to a question-and-answer period.  So Ed, why don’t you pick it up from here.

Ed Guthrie:
Thank you very much, David.  I’ll give the usual disclaimer that this conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties, and other factors.  They also are more fully disclosed in our filings with the SEC.  The forward-looking comments conference should not, therefore, be regarded as representations that the projected outcomes can or will be achieved.

Having said that, and as David indicated before, we established a number of new records in the fourth quarter.  We hit the highest fourth quarter in the company’s history in all categories of revenue, operating income and net income excluding the impact of the foreign tax law changes in Norway and Mexico and the gain on the vessel sale.

Despite this charge for the retro active tax issue in Norway and the new revenue tax in Mexico we still posted the best year in the company history at $4.29 a share.  More importantly, cash flow from operations was 22.6 percent higher in 2007 at 128.5 million establishing a new record as well.  The only quarter that was better was the third quarter of 2006.  As we stated in the press release, the normalized EPS for the quarter was $1.66.  The consensus estimate was $1.08.  So on an after tax gain – after the tax and gain on the vessel sale normalized, we ended up almost 54 percent higher than the group had estimated.

Now how did that happen?  The answer is revenue.  Revenue was 16.7 million higher than Q3 with North Sea spot rates stronger than we expected and the contracts on the South East Asian newbuilds and renewals were above what we had previously seen.  In addition to that, the contribution of the new vessel deliveries at the end of Q3 and in Q4 contributed to the overall revenue improvement.  We will compare back to the first – to the previous quarter, as we always do, to give the listeners the perspective on the sequential changes which we believe is the most meaningful in trying to understand where the business is going and the current trends.

Looking at the revenue for the quarter of 91.5 million which was 16.7 million above the third quarter, looking at usually the fourth quarter and the first quarter are weaker quarters of the year.  But this was up sequentially about 22 percent over Q3.  The spot market rates in the North Sea which were well chronicled and a lot of the releases that have come out so far this year on both the anchor handlers and the PSVs peaked in early December and then, as usual, with the holiday season fell off towards the end of – the end of the month.  But the spot rates helped the North Sea average by almost 23-and-a-half percent in the – in the quarter over the previous quarter.  In other words, 23-and-a-half percent of the increased revenue, 16.7 million was due to the North Sea spot market rates contribution.

One of the questions, I think, probably will be was, “What happened with our anchor handlers?  And what was their contribution?”  The day rate increase of some $5,383 a day from Q3 to Q4 almost 75 percent of that was due to the two anchor handlers and their contribution to that day rate increase in the quarter.

As we – one of the major factor, as I indicated before, with the new vessel deliveries, which will go, at not as dramatic as the contribution from the anchor handlers contributed nearly 26 percent of the total increase of the net revenue.

Other factors included day rates that were up in both South East Asia and the Americas and that was due primarily to contract rollovers in each one of the regions.  Overall, fleet utilization was off slightly due to year end and higher dry dock activity and Bruce will talk more later about sector day rates.

Our operating costs were up to 31.9 million, almost five million higher than the previous quarter.  Two million of that increase was due to a provision for crew incentive retention payments that will be made in 2008 and beyond related to new initiatives that retrain our crews.  Bruce will discuss this in further detail later on.

Higher operating costs were also about $1 million were related to the deliver of the new vessels that began operation in the fourth quarter.  And the balance of the increase was due to higher R&M and FX primarily in Norway where we had a significant change and about a five percent change in the FX rate.

The estimate for Q1 of 2008 at current currency rates will result in operating costs of between 28 and 29 million including the addition of the one new vessel which delivered in South East Asia and mid January and the new crew retention programs.

You may have noticed in looking at our income statement, the dry dock expense in the quarter was 4.1 million.  That’s – as we normally do we take advantage of slow down in activity at the end of the year to accomplish dry docks.  And in fact, we accomplish six in the quarter, five in the North Sea and one in South East Asia.  In the quarter, we had 83 dry dock days, 55 in the North Sea and 28 in South East Asia, which reduced overall fleet utilization as we mentioned in our press release by almost two percent.

We have done 19 total dry docks in the year which just happens to be identical to the number of dry docks we did in 2006.  However, dry dock days were greater in 2007 than 2006 with 336 dry dock days in 2007 versus two – 319 in 2006.  You noticed that I talked about the number of dry dock days and on a go forward basis, we will be reporting the number of dry dock days by region instead of the number of dry docks completed.  We believe this will give the investment community a better means to understand the impact that this activity has on the results of the company.  Not only from a standpoint of lost revenue days, but also the number of days that the vessels are actually in dry dock.  As we have said in the past, dry dock timing is not an exact science and we tend to be opportunistic and do as much as we can during slower periods in the market.

We have completed one dry dock in Q1 so far in Americas with potentially up to seven more with all in the North Sea except one more in the Americas.  Costs are estimated at between for-and-a-half million on the low side to 5.5 million on the high side with between 95 to 105 days in dry dock.  The majority of those, of course, will be in the North Sea between 80 and 90 days in the North Sea.  Total year currently estimated number of dry dockings – excuse me – number of dry docking is 18 at a total of cost of approximately 12.5 million.

In the fourth quarter G&A was at 9.6 million, that was 2.1 million higher than the previous quarter.  One million of that was related to retirement benefits at the regional level caused by early retirement of personnel.  In addition, increased legal expense related to settlement of a claim and increased cost accruals for regional administrative retention plans were the other major reasons for the increase.

The revised quarterly run rate on Q&A should be between $8 million and $8.5 million due to staff additions and benefit costs going forward.  As a percent of revenue, we are still well inline with our peers in the 9 to 10 percent range.

Depreciation expense was $1 million higher in the quarter than the previous quarter.  Roughly 50 percent of that was due to the addition of three vessels that came on during the fourth quarter.  The balance was related to foreign exchange differences.  The first quarter G&A – I mean first quarter depreciation should run around $9 million with a total year of approximately $37 million.  Even though we do have four new vessels that will deliver, we have several vessels that will have reached their useful life in terms of depreciation purposes and will roll off the depreciation rolls as we go through the year.

Operating income then of $39.2 million was the second highest in the company's history, only surpassed by Q3 of 2006 as I mentioned before.  Bruce will talk a little bit more later about the fleet composition going forward.

Our interest expense in the quarter was $1.8 million, it was up slightly due to less capitalized interest during the quarter and the run rate going forward should be about the same or slightly higher in terms of interest expense due to we have drawn on our revolver in order to meet construction milestone payments with our various construction programs and I'll talk a little bit about that in a minute.  Interest income was down slightly and that was, obviously, a result of using our cash to meet our construction payment obligations.

Then we come to the issue of taxes and here is where our tax number for the quarter was significantly higher.  The first and most important reason was the fact that the Norway parliament enacted a retroactive tonnage tax law which captured tax at a regular rates from 1996 through 2006.  This caused us to book $25.3 million as a one time charge related to that legislation in the quarter.  Going forward, however, we will qualify as a tonnage tax company and have a very low fee based on the tonnage of the Norwegian vessels similar to other EU tonnage tax schemes.  Of the total, one third of that, roughly $8 million, can be forgiven or credited based on improving the environmental footprint of our Norwegian vessels through qualified spending.  That qualified spending is still to be defined at this point.  The balance of $17 million is payable over 10 years, roughly $1.7 million a year.

In addition to that, Mexico enacted a new revenue tax which acts like an alternative minimum tax.  This tax, in effect, reduced the likelihood that we will be able to utilize all of our tax loss carried forward generated from the new vessels that we put into the region several years ago and thus, we recorded a valuation allowance of $2.3 million in the quarter.  Both of these are one time impacts to the income statement and as we indicated, were equivalent to $1.19 per share in the quarter.  Going forward, we anticipate a rate of 4 to 6 percent income tax rate for 2008 which will be dependent upon income derived from lower versus higher tax jurisdictions.

Our balance sheet today is the strongest in the company's history.  We still only have $160 million outstanding with regard to the senior notes and our debt equity ratio is the best in our company's history.  Continued strong cash flow will allow us to take advantage of opportunities as and when they occur.  And as we look forward, our future forward contract cover that we reported in the press release this morning, 82.6 percent for 2008 is the highest ever for this time of the year and equates to over $268 million in revenue looking forward.  For 2009, the number is equally impressive with 52.7 percent overall and $173 million in revenue as we look out into 2009.  The contract EBITDA, remembering that this is vessel earnings less operating costs, stands at $160 million at this point for 2008 and $106 million for 2009.

The average length of our contracts has expanded.  In the North Sea, today it is 2.2 years versus 1.9 years a year ago.  In southeast Asia, where we have the most dramatic increase, our average contract length is 1.6 years versus merely .5 year one year ago and it reflects the strength of the market and the fact that the new vessels are going on term contracts.  The Americas is down slightly, 2.7 years versus 3 years and that reflects upcoming rollovers in 2008 on several vessels that we expect will roll forward for multi year contracts.

Our capital expenditures going forward will be significant and we'll talk about that in a second.  We spent $66 million in the quarter.  We delivered two new vessels, the Sea Supporter and the Sea (Cheyenne).  Total cost there was about $26.3 million.  Progress payments on our other vessels $10.6 million for the Singapore vessels and $2.3 million on the other vessels in the North Sea.  In addition to that, we had down payments on the Polish and the (Bender) vessels that we committed to in the third quarter.  We have $240.2 million remaining in new build programs for the 11 vessels that we have under construction.  $98.6 million in 2008 broken down as follows; $38.6 million in Q1, $23.8 million in Q2, $27.8 million in Q3, and $8.4 million in Q4.  In 2009, we have $84.3 million and to wrap it up, $57.3 million in 2010 for the completion of the new build program.  Deliveries of those vessels, we have four in 2008, two in 2009, and five in 2010.  In addition to that, our capital budget for 2008 includes about $5.7 million of other enhancement projects primarily on our newer vessels to improve their operating capabilities going forward.

I think that fairly well wraps up the financial review and with that, I'll turn it over to Bruce.

Bruce Streeter:	Thanks very much, Ed, and I'd also like to thank David for the very kind comments at the outset.

2007 turned out to be a terrific year for GulfMark.  Following 2006, many thought it would be difficult to repeat or certainly to improve on what we did.  But in reviewing our results and looking forward to the future, I think it's particularly important to point out that the underlying strengths of our fleet and of our organization.  The value of our fleet, as well as, the market position should be important not only to us, but to all of you who evaluate our company or who own our shares.  When I went back and started to prepare for the call, I looked at my notes for the same call for 2006 and I noted several of the strengths and a number of the records where we passed what we did in 2006, but in particular, I noticed that we accomplished, by and large, that which we intended or indicated that we intended or expected to complete during the year.

And I also took a specific quote that I thought was important then and I'm not sure I said it exactly this way then, but I think I put it that I would like to put some GulfMark perspective on some of the issues of the day, managing through industry cycles, developing a fleet that best suits our customer's needs and a mixed of fleet assets that allows us the opportunity to see our asset values grow and earnings expand are our goals.  I can't stress enough the importance of both the development of asset value and having the right ships for the market of the future.  Now, that's as true today as it was then and it's certainly indicative of what we have been trying to do and what we feel we have accomplished.

The new ships that delivered in 2007 and those that are now starting to deliver in 2008, the first of which delivered in January, have all done extremely well.  The information we get from the sale and purchase market indicates that not only is the vessel day rates and contracts adding benefit to the company, but the increase in S&P pricing says that we have gained substantially in the value of the new vessels since the time we ordered them and agreed on construction pricing.  Additionally, I'd like to note that the sale prices on the smaller, older vessels that we have sold have all provided gains emphasizing the effectiveness of our evaluation of equipment value at the time of purchase.

At the end of 2006, I didn't spend very much time talking about fourth quarter of ‘06, but rather pointing ahead to where we thought we were going in 2007 and what the strengths were in the marketplace and the strengths that our fleet had to best apply to that.  If I look back now, I reflect on the fact that not only did we see the strongest single quarter in the last quarter of ‘07 in comparison to any other quarter on a revenue basis, but on a full year basis, our revenue, which between 2005 and 2006 increased from around $200 million to $250 million, increased again in 2006 by virtually the same amount going from $250 million to where we are today at over $300 million for 2007.

Operating income of nearly $40 million on revenue of over $90 million in the quarter are quite impressive and I would say that given the fact that many people talked about the impact of weak or weakness that was viewed in the North Sea rates make that somewhat surprising and I'll come back a little bit to that later.  We, in fact, obtained our highest average day rate in the North Sea ever and at the same time, we continued the rapid expansion of day rate and as Ed has just commented on, forward contract coverage in southeast Asia.  And that's clearly the impact of transitioning southeast Asia fleet to new equipment.  But I don't want to focus only on those two areas.  The company is built around expansion on an international basis and the Americas is certainly the third leg that we have.

Now Petrobras in Brazil announced two major fields recently Tupi primarily an oil field and Jupiter primarily a gas field.  Now, these are both tremendous projects and for a company that's having difficulty meeting the requirements to accomplish the developments they have on track at the moment, it's clear that Petrobras is going to have to increase their oil service support requirements considerably in the upcoming years.  And I think you'll find that it's no surprise that we have recently added a contract and a further likely agreement with Petrobras that will bring one of our PSVs from the North Sea to Brazil.  In fact, that vessel is transiting as we speak and one of our new build vessels from Singapore will also proceed to Brazil for a Petrobras contract.

Because of the nature of the contract agreements with Petrobras, the vessels will not be on charter until they actually arrive and are accepted and therefore, the cost during mobilization are, in fact, incorporated into the revenue rate and you will see the benefit in later quarters where as during the first and third quarter when the vessels transit, you will see a slight negative impact from the mobilization costs.  We also have seen recently where Petrobras has had to push back their initial plans on the (Tupi) field and that's in order for them to reorganize and try to set themselves up equipment wise to handle the influx of equipment that they will need to meet those needs.

At the same time, we have seen comments that Pemex needs to rapidly replace their falling production through activity in deep water.  Now, one recent drilling contractor comment suggests that over the next 10 years, it is possible that 15 to 20 deep water rigs could operate in Mexican waters.  Increased demand in the Caribbean, other Central and South American countries, as well as deep water growth in the U.S. Gulf Of Mexico, will all play a part in, increasing vessel demand in the coming years.  Clearly, the Americas will be an interesting and exciting location for the future.

OK.  Now, if we turn around and we look at some of the details of the fourth quarter, we did, in fact, accomplish all of the dry docks that were indicated in our last call and actually, we added an additional one that was originally forecasted in 2008.  So in the end, we've moved a total of two from 2008 to 2007 and then the result of that should be that we will dry dock a very similar amount of vessels in 2008 as in 2007.  Ed has talked about the importance of dry dock days and I think that we'll probably shift our communication in the future more to the days than the actual emphasis on the number of dry docks.  And I've often said that it is important to consider when we look at dry docks not only the dry docks themselves and the cost thereof, but the revenue that's not developed when the vessels are in dock.  This suggests that the impact of dry docking the large anchor handlers that do well on the spot market will have the greatest impact on revenue in any period.

This quarter, we still did extremely well considering we took two of the large anchor handlers out for part of the period which maybe says that you shouldn't listen to what I say, but we dry docked the Highland Courage this quarter and completed the engine survey and upgrades on the Highland Valour that previously postponed.  As it happened, we matched up with the downs of the spot market with the Valour being out of service in a fairly weak period in October and then the Courage dry docking occurring in a period where there were virtually no anchor handling demand during the whole first week the vessel was in dry dock.  So not only did the operations people do an excellent job in getting the boats back to work quickly, the marketing and chartering guys showed very strong clairvoyant skills in how to best time the market.

As we look ahead to this quarter, we have a goal of completing seven of this year's 18 dry dockings in the first quarter with one actually scheduled to start also at the very beginning of April.  So even with delays and changes in operating requirements, we should have a very heavy dry dock schedule in the first quarter and that should impact on the revenue and the earnings that we develop during the first quarter.  But as we've said before, first quarter generally the weaker of the quarters and a period of time when we are preparing and getting ourselves set up for the rest of the year.  So, the impact should be strongest there and then, lesser as we go forward in the year.

And looking at the costs in fourth quarter, in addition to the higher dry docking number than we had on a comparative basis to either third quarter or fourth quarter of a year ago, we also have and all of our competitors are aware of the high demand today for qualified people.  And as such, we have been developing incentives related to retention, some of which will vest in the future, but are costs now and have been expensed as and when the programs were developed and approved.  We have all looked very carefully at future development and the career paths and have added qualified people now that we know we will need in the future and have set up planning to ensure that the right people are in the right slots.  I think Ed has given you some idea of the normalized costs, but we did want to mention that it is a focus and that it did impact the actual costs during the quarter.

Looking ahead somewhat into where we've seen the market so far in the first quarter, January particularly in the – and only, I guess, in the North Sea, is seasonally a weaker area spot rates and in this year, was no exception, but certainly for the PSVs, can start off and were weaker.  On the anchor handling side, they have moved up fairly well as January has moved into February and as we go to today.  PSV rates somewhat down and comparative to say third quarter of last year, but is not unanticipated and in fact, we have moved vessels out of the spot and into short term work anticipating that kind of impact.

It's not actually only where the spot market is and that's why sometimes we turn out higher or lower results than what people anticipate from the spot market vessels.  But it's the timing and it's the situation of the contracts.  For example, in January, we had an anchor handler that was caught up in the weather on a long rig move when the day rates were down in the sort of ₤20,000 range and we missed opportunities as the rates moved up.  However, as you moved into February, it reversed somewhat and we were able to pick up some of the strongest rates of the year moving straight from contract to contract.

We did, in fact, pick up a large number of contracts through the end of the year coming in and fixing in the early part of the year.  Ed has mentioned the deliveries of the new construction vessels, the first of which delivered in January and went immediately on contract there shortly after delivery and as soon as we got our licenses in place, it went on contract.  The next delivery is an end of March delivery.  That vessel also is contracted.  Essentially, the Petrobras contract that we mentioned earlier will be filled by one of the first two of the southeast Asia vessels as we're going to swap the two around that delivered and we've had a number of other, some as I mentioned, short seasonal jobs, a number of options taken and contracts ranging basically from short term through three years through the course of January and February and we're, in fact, even looking at some term work for the large anchor handlers given that the – we may be able to generate sufficient income to consider taking at least one of those vessels out of the spot market during the course of the year.

We're trying to identify, but not focus on the quarter because we don't, in generally, in GulfMark ever focus on quarterly numbers.  It's nice to beat expectations, both the internal ones and the external ones, but what we strive for is developing our forward earnings capacity, expanding our generation of free cash, the wise use of that cash, and developing an asset base that is worth substantially more than what we've paid for it.  But at the same time, the market demand is such that we need to identify where the best potential is and where we can get value accretion through the future.  Everyone talks about the various statistics that put them in the best light and that is fair.  However, when I look back at the growth in revenue, the expansion of the market of the last two years for GulfMark should stand out in any comparison.

Last year, we had basically $5 of operating earnings after subtracting gains in the non retroactive tax that has been expensed.  It is a pretty strong number.  We've paid pretty close to $200 million in cap ex and in addition to the new vessel program that we cover in detail, we accomplished modifications on vessels to meet contract requirements and did four DP installation or upgrade projects, all out of cash on hand and cash from operating activity.  This year, we expect to generate a larger cash flow with approximately half of the level of cap ex as in 2007.

In our presentations to the investment community, we highlight only the cash generation that will come from the new vessels as they deliver either from investment (hurdle) rate or based on current charter rates, if you look at the various slides.  Now, we're going to generate a lot of free cash in our earnings just from those new vessels.  By the time they are all in the mix, should add something on the order of $3 a share if you look at existing tax rates, et cetera.  It's a hell of a growth story without looking at the growth rates from existing vessels, which will come.

Looking ahead, we look at strong development over the large parts of the industry, but clearly in the areas where we focus.  We look at continuing positive contributions from contracts rolling over, but our focus is on the specific contributions of the new construction program.  We look at assets gaining in value as we depreciate them for accounting purposes.  We look at a matched fleet to what the requirements are and we look at continued sale of some of the smaller and older vessels, as our fleet overall will tend to get younger rather than age.  We look at a very strong company today getting much stronger in the future.

And with that, I'd like to turn it over for questions.

Operator:
At this time, I would like to remind everyone, if you would like to ask a question, to press star then the number one on your telephone keypad.  We'll pause for just a moment to compile the Q&A roster.  Again if you have a question or a comment, press star one now.  One moment for your first question, please.

Your first question comes from (Judd Bailey) with Jefferies & Company. Your line is open.

(Judd Bailey):	Thank you, good morning. Great quarter, guys.

Edward Guthrie:	Thanks.

Bruce Streeter:	Thank you.

(Judd Bailey):
OK.  Two questions, just a follow-up on the day rates you reported for the quarter.  (Ed), I believe you said that roughly 75 percent of the day rate increase quarter-over-quarter in the North Sea was due to the anchor handlers.  Was that correct?

Edward Guthrie:	That's correct.

(Judd Bailey):	OK. The other 25 percent, are we to assume those were spot improvements, or is that a rolling over of contracts in the rest of the fleet?

Edward Guthrie:	It's a mix of both, (Judd).

(Judd Bailey):
OK.  All right.  And then in Southeast Asia, kind of the same question, you had a nice increase quarter-over-quarter.  How – can you describe how much of that was contribution from the new vessels coming in at significantly higher rates, and how much was just, you know, higher re-pricings on some of the older vessels?

Edward Guthrie:	Most – the vast majority of it was due to the new vessel deliveries.

(Judd Bailey):	OK, and …

Edward Guthrie:
You'll see that build as the percentage of the newer vessels comes into the – into the fleet.  And as we've indicated before, you know, as you sell the older vessels out of the fleet at the lower day rates, and you replace them with the vessels that are coming in at the higher rates, you'll see the average will continue to improve.

(Judd Bailey):
OK, and just one more follow-up to that.  How are the spot rates for those lower end vessels you still have in that part of the world, are they – are they still trending up?  Or are they flattening out at all?

Edward Guthrie:	I think for the most part, they're just flat.

(Judd Bailey):	OK.

Bruce Streeter:
(Judd), they're all pretty much staying right where they're at, the – we've only had one in the last I think four or five months that transferred from company to company.  So there are basically small escalators when they rollover, but no significant changes.  But I would say that the trend is up rather than, you know, changing in any way.  There's certainly no pressure on rates, the rates are still trending very positively in Southeast Asia.

(Judd Bailey):	Great, very good, thank you.

Operator:	Your next question comes from (Pierre Conner) with (Capital One Southcoast).

(Pierre Conner):
Good morning, I think that's me.  Gentlemen, good quarter, just a couple of follow-ups, I think mostly (Judd) got the rate and mix issue questions out of the way.  Just if you could recap for us, I know – what is our current Southeast Asia fleet?  And is that including – you mentioned you were having a vessel move currently from – that's going move from Southeast Asia from Brazil.  So anyway, I guess I was looking for where are we going to settle on the quarter on, you know, owned and chartered by region?

Bruce Streeter:
Yes, the movement to Brazil will not be a first quarter event, the vessel will deliver right at the end of the quarter, we have to do a couple of modifications, so what'll actually happen is the second boat will replace the first boat in the contract in Asia, and the first boat will then be – have the slight modifications made and go to Brazil, we don't want to send the boat, you know, across and have any potential – any of the (teething) problems.  So we're swapping the boats out, so the impact, we'll add one vessel in the first quarter that will be in Southeast Asia.  And whether you put the other boat in, in second or third quarter, I don't know when, but it will – it will start in Brazil in third quarter.

(Pierre Conner):	OK. And so then where does that leave us on the North Sea?

Bruce Streeter:	The North Sea, you're down one vessel.

(Pierre Conner):	OK.

Bruce Streeter:	There's one in route to Brazil now, so you know, she'll be there in, you know, should be on hire in about 20 days.

(Pierre Conner):
That opens up this question which you eluded to with the opening, and we believe that similarly there's a pretty dramatic demand driver with development of those fields for, you know, deep water vessels.  Could you take a stab – I know we're talking about ones and twos right now, but have you had any discussions with (Petrobras) on the bigger picture in terms of the total number of vessels that, you know, ultimately we're talking about here?

Bruce Streeter:
I think right now they're still struggling with meeting current demand.  You know, they've had an increase in the number of tenders in recent months, the process is bureaucratic, and it – and it develops slowly.  I would say that, you know, you're still handling the number of rigs, for instance, that are going to be used in the new projects, and I think it'll be a while before they actually come down to the number of supply boats.  But it's clear that they had a plan a few years ago that vessels built in Brazil would largely displace the international vessels.  Now their demand is such that they've really – yes, they're going to use all the vessels that are built in Brazil, but they're still going to have a very strong demand for vessels from the international market.

(Pierre Conner):
It may not be the case, but in the – for the drilling rigs, there's been some buzz about (Petrobras) looking for long-term contracts with ultimately buyout options.  And do you envision anything like that on the – on the – on the boats as well, or is – are the operating issues too difficult for them?

Bruce Streeter:	No, (Petrobras) at one time had their own fleet, and I think it's one lesson that they're probably not going to go back and repeat.

(Pierre Conner):
OK, good.  The next question is the bigger picture relative to the overall supply and demand, and maybe with any color on the North Sea specifically.  But, you know, at one point there was some thought that maybe in the short-term it could be a little bit ahead of – deliveries will be a little bit ahead of demand potentially, you've got an increased coverage for next year.  What is your thought relative to just over say the next six to 12 months on that?  And was that any reason driver to increase your coverage, or was it opportunistic?

Bruce Streeter:
Well largely I think, you know, we tend to be opportunistic.  We do like building the contract coverage and being able to identify where a cash flow is going to be generated, and to meet expectations within that regard.  But at the same time, we do work pretty consistently on a mix to try to maximize the revenue, and minimize the risk.  As it happens, you have a – basically a competitive environment where demand opportunities within and outside of the North Sea have to be evaluated and compared, and for instance, this quarter there certainly was value in sending one of the vessels for, you know, a multi-year contract to (Petrobras) in Brazil rather than retaining it in the North Sea.

One of the large anchor handlers is actually on a short-term job at the moment, as opposed to the spot market.  And as I mentioned, we're, you know, considering that as an opportunity this year as well.  And that's indicative of the fact that the international rates are showing you a level of return and – that exceeds what one would say is, you know, is what you'd need on an expectation basis.

If you go back to (Judd's) question before about how much of the change in day rate in the – in the fourth quarter came from the anchor handlers, remember (Ed's) doing a quarter-to-quarter comparison.  As it happened, anchor handling demand in the third quarter in the North Sea was somewhat static, or lower than it was in second quarter, and so part of what you got in that gain is actually a recovery in rates quarter-to-quarter, they do move up, they do move down.  And we tend to try – we pulled some of the (PSVs) out of the spot market, because we did anticipate that certainly the Christmas period, and probably the first quarter, would be weaker, and I think that's the way, you know, we'll think it through going forward.

(Pierre Conner):	Right. Very good, that's helpful, I'll turn it back. Thank you.

Operator:	Your next question comes from (Victor Marchon) with RBC Capital Market. Your line is open.

(Victor Marchon):
Thank you, good morning, and congratulations on the quarter.  Just had a couple of questions.  The first in the Americas and Brazil, just wanted to see when the next rollovers would be.  I believe there was two in the third quarter you guys have coming up, and I just wanted to see if that was correct.  And also how many rollovers in Brazil for 2009.

Edward Guthrie:
Yes, actually when the quarter ended, whatever, we had not, but the paperwork is in process for the rollover of one of the two that's later this year.  The second one, there are options on (Petrobras') behalf that would carry it through into next year, and or assumption is that they will use those days, and that the – that the vessel will not come up for renewal until early next year.

And I believe that will be the only vessel that rolls over in the (region), and the two in Mexico I think are, if I'm not mistaken, early part of 2010.

(Victor Marchon):	And the second one was just on asset sales. Have you guys identified any other assets that you're maybe looking to divest in the near term?

Bruce Streeter:
I think, you know, we'll continue with the slow disposal of the older vessels in our fleet, some of them, the special purpose vessels, are not really age connected at all, they're – it's purely the perspective of what they do.  But supply vessels, I think you'll see us continue to gradually sell them.  In some cases, we'll delay sales because charters are interested in using them for some period of time.

But I think you'll see a steady trend to doing it, you know, maybe not one a quarter, maybe one every other quarter.

(Victor Marchon):	OK. What would you say the total number is, you know, as you look at it now as in to, you know, the vessels that you would look to divest, you know, over a period of time?

Bruce Streeter:
I don't know, we looked – we looked at a total of seven this year, and I think we decided we would look at essentially identifying three to four of those as sales candidates.  And then I think we'll review it again at the latter stages of this year when we start to put next year's budget together.

(Victor Marchon):	Thank you, that's all I had.

Operator:	Your next question comes from (Petall Winkler), (Warmela) Capital. Your line is open.

(Peter Winkler):
Good morning, gentlemen, and congrats on the outstanding quarter.  Most of my questions have been answered.  But, you know, I noticed that day rates in Asia were up huge.  How do you see the positioning of your overall fleet in Southeast Asia say for the next five years?

Bruce Streeter:	The overall fleet or our fleet in Southeast Asia?

(Peter Winkler):	Just your fleet in specific.

Bruce Streeter:
Well, you know, we're moving pretty dramatically into a newer grouping of vessels, and selling off the older ones.  The rate will continue to move up as the contracts, which is from older, smaller vessels, to the newer, larger ones.  The – you know, the rates that you're seeing generated for newer-quality equipment generally ranges above $20,000, and in some cases above 30,000, but certainly in that level of range.  And I think that that strength of market in Southeast Asia will tend to see a continuation in development of rates going forward.

(Peter Winkler):	Great, and one last question. How much total revenue comes from – how much total revenue is paid the foreign currency?

Edward Guthrie:
Well I think the fact that probably we have between 65 to 70 percent of our revenue base is in currencies other than the U.S. dollar, would be krona, sterling, euros, and some in Southeast Asia will be (enringet).

(Peter Winkler):	OK, great, thanks.

Operator:	At this time, there are no further questions in queue. Again, if there's a question or a comment, press star one now.

David Butters:	Well if there are no questions, I just want to thank …

Operator:	Excuse me, we do have one.

David Butters:	OK.

Operator:	(John Bayer) with (SKA) Financial Services, your line is open.

(John Bayer):
Thank you.  Question on your – on dry docks.  How often do your vessels go into dry dock?  And do you have some kind of a handle on what the average period of time is, the number of days that they would be in dry dock?

Bruce Streeter:	Sure.

Bruce Streeter:
The vessels are required to dry dock twice in a five-year classification society cycle, so they dry dock generally about once every two and a half years.  The number of days will depend on the age of the vessel, to some extent, and also the location of the vessel as regards to where it is from dry docks.  We've historically used an average of about 14 days, some of the older vessels will push up towards the 20 level, and some of the newer vessels can be done in eight to 11 days.

But then if you have to go two days each way to get to a dry dock in certain locations, you have to kind of factor that in.  So I would say on an average, I would use something like 15 to 15 and a half days.

(John Bayer):	OK, thank you.

Operator:	At this time, there are no further questions in queue.

David Butters:
Well thanks, (Sherry), because I think our time is up any event.  And I want to thank everyone for their support and attention in today's conference call.  Look forward in a few month's time to joining you again.  Thank you.

Operator:	This concludes today's conference call. You may now disconnect, and thank you for using the conferencing services.

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